Exhibit 1

PRESS RELEASE

Company Contacts		IR Agency Contact
Guy Avidan, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 guy.avidan@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Tel: +1-646-284-9415 erik.knettel@grayling.com

AudioCodes Reports Fourth Quarter and Full Year 2010 Results

Lod, Israel – January 26, 2011 – AudioCodes Ltd. (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products, today announced financial results for the fourth quarter and full year 2010, ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $40.5 million compared to $38.3 million for the third quarter of 2010 and $34.2 million for the fourth quarter of 2009. Revenues were $150.0 million in 2010 compared to $125.9 million in 2009.

Net income in accordance with U.S. generally accepted accounting principles (GAAP) was $5.4 million, or $0.13 per diluted share, for the fourth quarter of 2010 compared to GAAP net income of $2.9 million, or $0.07 per diluted share, for the third quarter of 2010, and GAAP net income of $1.2 million, or $0.03 per diluted share, for the fourth quarter of 2009. During 2010, the Company recorded a non-cash tax benefit of $2.3 million, equivalent to $0.06 per diluted share, due to deferred tax.

The Company reported GAAP net income of $12.0 million, or $0.30 per diluted share, in 2010 compared to a GAAP net loss of $3.3 million, or ($0.07) per share, in 2009.

Fourth Quarter & Full Year 2010 Financial Results	Page 1 of 10

Non-GAAP net income for the fourth quarter of 2010 was $4.5 million, or $0.11 per diluted share, compared to non-GAAP net income of $3.6 million, or $0.09 per diluted share, for the third quarter of 2010, and non-GAAP net income of $2.5 million, or $0.06 per diluted share, for the fourth quarter of 2009.

Non-GAAP net income excludes (i) stock-based compensation expenses, (ii) amortization expenses related to intangible assets, (iii) for the 2009 period, an adjustment to expenses related to the Company’s Senior Convertible Notes due to application of FASB Staff Position APB 14-1, and (iv) a non-cash deferred tax income. Almost all of the Company’s Senior Convertible Notes were repurchased in November 2009.  A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

During the fourth quarter of 2010, AudioCodes generated $5.7 million in cash from operating activities compared to $5.8 million in the third quarter of 2010 and $11.9 million in the fourth quarter of 2009. The Company generated $16.4 million in cash from operations in 2010 compared to $21.0 million in 2009.

Cash and cash equivalents and short-term deposits were $64.1 million as of December 31, 2010, compared to $58.6 million as of September 30, 2010 and $52.9 million as of December 31, 2009.

“I am pleased to announce strong results for the fourth quarter and full year 2010,” stated Shabtai Adlersberg, Chairman of the Board, President and CEO of AudioCodes. “This is the seventh consecutive quarter of improved performance and momentum gain in our networking business. Year-over-year, revenues grew 19% and proforma net income grew more than 330%. Coupling these results with the ability to achieve a better-than-expected gross margin, continued positive cash flow, and our stated objective of 10% proforma operating margin, further underscores our improved performance. In 2010, we gained market share in the VoIP media gateway market, introduced our new enterprise session border controller product line for the SIP Trunking market, strengthened our partnerships with leading players in the telecom, applications and over-the-top (OTT) market, made first steps into the new mobile VoIP market, and grew sales coverage worldwide. SIP connectivity, mobility and security are increasingly becoming main trends in the VoIP market, and we believe that our continued investments in these areas will further drive market share gain and growth in 2011 and beyond,” concluded Mr. Adlersberg.

Fourth Quarter & Full Year 2010 Financial Results	Page 2 of 10

Conference Call & Web Cast Information
AudioCodes will conduct a conference call at 9:00 A.M., Eastern Time today to discuss the Company’s fourth quarter and full year 2010 operational and financial results. The conference call will be simultaneously Web cast. Investors are invited to listen to the call live via Web cast at the AudioCodes corporate website at www.audiocodes.com

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP & data communications and its products are deployed globally in Broadband, Mobile, Cable, and Enterprise networks. The company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Gateways, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications.  AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies’ products and operations into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

Fourth Quarter & Full Year 2010 Financial Results	Page 3 of 10

©2011 AudioCodes Ltd. All rights reserved. AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI², CTI Squared, HD VoIP, HD VoIP Sounds Better, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VMAS, VoicePacketizer, VoIPerfect, VoIPerfectHD, What’s Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

Fourth Quarter & Full Year 2010 Financial Results	Page 4 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$50,311	$38,969
Short-term deposits	13,825	13,902
Trade receivables, net	25,881	18,522
Other receivables and prepaid expenses	3,646	2,754
Deferred tax assets	2,287	1,053
Inventories	18,043	13,516

Total current assets	113,993	88,716

LONG-TERM INVESTMENTS:
Investments in companies	1,317	1,510
Deferred tax assets	2,261	1,174
Severance pay funds	15,039	12,235

Total long-term investments	18,617	14,919

PROPERTY AND EQUIPMENT, NET	3,703	4,956

GOODWILL, INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHER, NET	37,405	38,942

Total assets	$173,718	$147,533

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$6,000	$6,000
Trade payables	13,519	8,609
Other payables and accrued expenses	27,937	19,550

Total current liabilities	47,456	34,159

LONG-TERM LIABILITIES:
Accrued severance pay	$15,821	$13,336
Long-term bank loans	9,750	15,750
Senior convertible notes	353	403
Other payables	1,158	-

Total long term liabilities	27,082	29,489

Total equity	99,180	83,885

Total liabilities and equity	$173,718	$147,533

Fourth Quarter & Full Year 2010 Financial Results	Page 5 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

	Year ended		Three months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Audited)	(Unaudited)

Revenues	$150,040	$125,894	$40,464	$34,158

Cost of revenues	66,138	56,194	17,227	15,267

Gross profit	83,902	69,700	23,237	18,891

Operating expenses:
Research and development, net	30,189	29,952	7,839	7,255
Selling and marketing	35,024	32,111	9,998	8,022
General and administrative	8,252	7,821	2,115	1,964

Total operating expenses	73,465	69,884	19,952	17,241

Operating income (loss)	10,437	(184)	3,285	1,650
Financial income (expenses), net	(94)	(2,744)	191	(395)

Income (loss) before taxes on income	10,343	(2,928)	3,476	1,255
Income tax expense (income), net	(1,885)	290	(2,110)	54
Equity in losses of affiliated companies	213	76	230	8

Net income (loss)	$12,015	$(3,294)	$5,356	$1,193

Net loss attributable to the noncontrolling interest	111	472	-	98

Net income (loss) attributable to AudioCodes	$12,126	$(2,822)	$5,356	$1,291

Basic net earnings (loss) per share	$0.30	$(0.07)	$0.13	$0.03

Diluted net earnings (loss) per share	$0.30	$(0.07)	$0.13	$0.03

Weighted average number of shares used in computing basic net earnings per share	40,560	40,208	40,951	40,262

Weighted average number of shares used in computing diluted net earnings per share	40,961	40,208	41,556	40,397

Fourth Quarter & Full Year 2010 Financial Results	Page 6 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

In thousands, except per share data

	Year ended		Three months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Revenues	$150,040	$125,894	$40,464	$34,158

Cost of revenues (1) (2)	64,840	54,833	16,903	14,936

Gross profit	85,200	71,061	23,561	19,222

Operating expenses:
Research and development, net (1)	29,796	29,310	7,723	7,080
Selling and marketing (1) (2)	33,540	30,872	9,155	7,759
General and administrative (1)	7,799	7,502	1,967	1,806

Total operating expenses	71,135	67,684	18,845	16,645

Operating income	14,065	3,377	4,716	2,577
Financial income (expenses), net (3)	(94)	32	191	(33)

Income before taxes on income	13,971	3,409	4,907	2,544
Income tax expense, net (4)	436	290	211	54
Equity in losses of affiliated companies	213	76	230	8

Non-GAAP net income	$13,322	$3,043	$4,466	$2,482

Net loss attributable to the noncontrolling interest	111	472	-	98

Net income attributable to AudioCodes	$13,433	$3,515	$4,466	$2,580

Non-GAAP diluted net earnings per share	$0.33	$0.09	$0.11	$0.06

Weighted average number of shares used in computing non-GAAP diluted net earnings per share	40,975	40,338	41,875	40,607

(1)	Excluding stock-based compensation expenses related to options granted to employees and others.
(2)	Excluding amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.
(3)	Excluding adjustments to interest expense with respect to Senior Convertible Notes, due to implementation of FSP APB 14-1 (2009).
(4)	Excluding non-cash deferred tax benefit.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information as well.

Fourth Quarter & Full Year 2010 Financial Results	Page 7 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

In thousands, except per share data

	Year ended		Three months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

GAAP Net income (loss)	$12,015	$(3,294)	$5,356	$1,193

GAAP Diluted earnings (loss) per share	$0.30	$(0.07)	$0.13	$0.03

Cost of revenues:
Stock-based compensation (1)	62	117	14	23
Amortization expenses (2)	1,236	1,244	310	308
	1,298	1,361	324	331
Research and development, net:
Stock-based compensation (1)	393	642	116	175

Selling and marketing:
Stock-based compensation (1)	1,180	913	766	188
Amortization expenses (2)	304	326	77	75
	1,484	1,239	843	263
General and administrative:
Stock-based compensation (1)	453	319	148	158

Financial expenses:
FSP APB 14-1 adjustment (3)	-	2,776	-	362

Income taxes:
Deferred tax income (4)	(2,321)	-	(2,321)	-

Non-GAAP Net income	$13,322	$3,043	$4,466	$2,482

Non-GAAP Diluted earnings per share	$0.33	$0.09	$0.11	$0.06

(1)	Stock-based compensation expenses related to options granted to employees and others.
(2)	Amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.
(3)	Adjustments to interest expense with respect to Senior Convertible Notes, due to implementation of FSP APB 14-1.
(4)	Non-cash deferred tax benefit.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations.. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

Fourth Quarter & Full Year 2010 Financial Results	Page 8 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$12,015	$(3,294)	$5,356	$1,193
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,359	4,969	958	1,144
Amortization of marketable securities premiums and accretion of discounts, net	-	252	-	100
Equity in losses of affiliated companies	193	76	230	20
Decrease (increase) in accrued severance pay, net	(319)	(776)	39	(69)
Stock-based compensation expenses	1,370	1,991	326	544
Amortization of senior convertible notes discount and deferred charges and gain from redemption	-	2,930	-	421

Decrease in accrued interest on marketable securities, bank deposits and structured notes	-	2,312	-	288
Increase in deferred tax assets	(2,321)	-	(2,321)	-
Decrease (increase) in trade receivables, net	(7,359)	11,042	(677)	4,104
Decrease (increase) in other receivables and prepaid expenses	(168)	908	1,165	2,212
Decrease (increase) in inventories	(4,527)	7,107	(2,097)	2,914
Increase (decrease) in trade payables	4,910	(3,052)	921	1,028
Increase (decrease) in other payables and accrued expenses	8,249	(3,491)	1,791	(2,034)

Net cash provided by operating activities	16,402	20,974	5,691	11,865

Cash flows from investing activities:
Proceeds from sale and maturity of marketable securities	-	16,000	-	7,000
Proceeds from sale of deposits	57,956	95,203	14,314	24,673
Investments in companies	-	(341)	-	(15)
Purchase of property and equipment	(1,569)	(1,271)	(284)	(408)
Investment in short-term deposit	(57,879)	(49,318)	(13,825)	-

Net cash provided by (used in) investing activities	(1,492)	60,273	205	31,250

Fourth Quarter & Full Year 2010 Financial Results	Page 9 of 10

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Cont.)

U.S. dollars in thousands

	Year ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Audited)	(Unaudited)
Cash flows from financing activities:
Payment for the acquisition of NSC	(74)	-	-	-
Repurchase of convertible notes, net of costs	(50)	(73,147)	-	(73,147)
Repayment of loan from bank	(6,000)	(6,000)	(1,500)	(1,500)
Proceeds from issuance of shares upon exercise of options and employee stock purchase plan	2,556	90	1,649	57

Net cash provided by (used in) financing activities	(3,568)	(79,057)	149	(74,590)

Increase (decrease) in cash and cash equivalents	11,342	2,190	6,045	(31,475)
Cash and cash equivalents at the beginning of the period	38,969	36,779	44,266	70,444

Cash and cash equivalents at the end of the period	$50,311	$38,969	$50,311	$38,969

Fourth Quarter & Full Year 2010 Financial Results	Page 10 of 10